Exhibit 99.1

NEWS RELEASE

Contact: Kevin Olsen, CFO, kolsen@dormanproducts.com, (215) 997-1800. Visit our website at www.dormanproducts.com

Dorman Products, Inc. Reports Sales and Earnings for the Second Quarter

Ended July 1, 2017

•	Q2 Sales increased 9.4% to $229.3 million

•	Q2 EPS increased 10.7% to $0.83 per diluted share

•	Year to Date Sales increased 7.9% to $450.9 million

•	Year to Date EPS increased 15.1% to $1.68 per diluted share

COLMAR, PENNSYLVANIA (August 1, 2017) – Dorman Products, Inc. (NASDAQ:DORM), a leading supplier in the automotive aftermarket, today announced sales and EPS for the second quarter.

2nd Quarter Financial Results

Net Sales for the second quarter ended July 1, 2017 increased $19.7 million, or 9.4%, to $229.3 million from $209.6 million for the second quarter ended 2016. Diluted Earnings Per Share for the second quarter increased 10.7% to $0.83 per share from $0.75 per share in the second quarter of 2016.

“The team delivered very solid results in the second quarter. Despite an overall challenging automotive aftermarket demand environment, our top line sales growth remained robust, driven by the continued growth of new products. Some key highlights in the Quarter were:

•	We launched 1,011 Unique SKU’s in the second quarter, a 16% increase over last year

•	Dorman HD Solutions sales grew 26% over the second quarter of 2016

•	Complex Electronics lines grew 17% over the second quarter of 2016

In the quarter, we also started to realize meaningful revenue from the launch of our Dorman Premium full line chassis program. We are truly excited to see the results of a lot of hard work by the team as we strive to become a market leader in this category. Overall, we continue to execute well, and although we are very pleased with our first half growth, we remain cautious entering the back half of the year given current market conditions. However, our previously issued full year guidance for top and bottom line growth remains unchanged” said Matt Barton, President and Chief Executive Officer.

Gross Profit for the second quarter increased 10.6% to $90.9 million (or 39.6% of Net Sales) from $82.2 million (or 39.2% of Net Sales) in the second quarter of 2016. Product mix (higher sales concentration of higher margin products) was the main driver of the year over year Gross Margin percentage improvement. Selling, General and Administrative Expenses for the second quarter increased 11.4% to $45.9 million (or 20.0% of sales) from $41.2 million (or 19.6% of sales) in the second quarter of 2016. Continued investment in new product development, variable expenses tied to growth and general wage and benefit inflation drove the year over year increases.

Operating Cash Flow was $3.8 million in the quarter compared to $12.6 million in the same quarter last year. Investment in inventories (of approximately $29 million in the quarter), to ensure high customer fill rates, was the driver of the decreased Operating Cash Flows. We expect inventory to plateau in the third quarter and begin to decline slightly in the second half of the year.

Under its share repurchase program, Dorman repurchased 300.6 thousand shares of its common stock for $24.0 million at an average share price of $79.73 during the second quarter ended July 1, 2017, bringing year to date purchases to 439.5 shares at an average price of $79.64.

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” replacement parts to the Automotive, Medium and Heavy Duty Aftermarkets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the Company’s future growth rates. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, , imposition of new taxes or duties, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
Second Quarter (unaudited)	7/1/17	Pct.	6/25/16	Pct.
Net sales	$229,262	100.0	$209,573	100.0
Cost of goods sold	138,410	60.4	127,409	60.8
Gross profit	90,852	39.6	82,164	39.2
Selling, general and administrative expenses	45,853	20.0	41,175	19.6
Income from operations	44,999	19.6	40,989	19.6
Interest income (expense), net	241	0.1	(62)	(0.1)
Income before income taxes	45,240	19.7	40,927	19.5
Provision for income taxes	16,803	7.3	14,945	7.1
Net income	$28,437	12.4	$25,982	12.4
Diluted earnings per share	$0.83		$0.75
Weighted average diluted shares outstanding	34,225		34,626

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	26 Weeks		26 Weeks
Second Quarter (unaudited)	7/1/17	Pct.	6/25/16	Pct.
Net sales	$450,887	100.0	$417,721	100.0
Cost of goods sold	271,292	60.2	254,963	61.0
Gross profit	179,595	39.8	162,758	39.0
Selling, general and administrative expenses	89,554	19.8	82,838	19.9
Income from operations	90,041	20.0	79,920	19.1
Interest income (expense), net	305	0.0	(119)	0.0
Income before income taxes	90,346	20.0	79,801	19.1
Provision for income taxes	32,722	7.2	29,148	7.0
Net income	$57,624	12.8	$50,653	12.1
Diluted earnings per share	$1.68		$1.46
Weighted average diluted shares outstanding	34,350		34,669

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	7/1/17	12/31/16
Assets:
Cash and cash equivalents	$129,208	$149,121
Accounts receivable	230,414	230,526
Inventories	200,383	168,851
Prepaid expenses	5,048	3,116
Total current assets	565,053	551,614
Property, plant & equipment, net	90,216	88,436
Goodwill and other intangible assets, net	32,642	29,788
Deferred income taxes, net	15,095	12,429
Other assets	42,028	29,525
Total assets	$745,034	$711,792

Liabilities & shareholders’ equity:
Accounts payable	$90,611	$72,629
Accrued expenses and other	21,058	31,219
Total current liabilities	111,669	103,848
Other long-term liabilities	8,724	6,302
Shareholders’ equity	624,641	601,642
Total liabilities and equity	$745,034	$711,792

Selected Cash Flow Information:
(in thousands)	13 Weeks (unaudited)		26 Weeks (unaudited)
	7/1/17	6/25/16	7/1/17	6/25/16
Depreciation, amortization and accretion	$5,187	$4,680	$10,192	$9,179
Capital expenditures	$6,314	$4,520	$11,932	$10,118